Exhibit 5
                               BARRY R. STEINBERG
                                 160 Oser Avenue
                            Hauppauge, New York 11788

                                                    January 2, 1997

Ms. Ilene Steinberg
420 East 54th Street
New York, New York 10022

         RE:      Manchester Equipment Co., Inc. (the "Company")

Dear Ilene:

     As you know, I plan to gift to you 25,000 shares of the Company's Common Stock, $.01 par value (the "Shares"). I am party to an agreement dated November 18, 1996, a copy of which is enclosed with this letter (the "Lock-Up Agreement"). Pursuant to the Lock-Up Agreement, I may not gift the Shares to you unless you agree, prior thereto, to be bound by all of the provisions of the Lock-Up Agreement. I would appreciate your indicating such agreement by signing the enclosed duplicate copy of this letter where set forth below, and returning the same to me.

     In addition, please be advised that the Shares are not registered, and are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Act"). Accordingly, any sale of the Shares must be made in compliance with Rule 144, pursuant to registration under the Act or pursuant to an exemption therefrom. Moreover, as with any holder of the Company's restricted securities, an opinion of counsel to the Company will be required with respect to any further transfer of the Shares.

         Please do not hesitate to call me if you have any questions.

                                               Sincerely,

                                              /s/ Barry R. Steinberg
                                              ----------------------
                                               Barry R. Steinberg

The undersigned agrees to be bound by all of the provisions of the Lock-Up Agreement, and to be in compliance with Rule 144 of the Securities Act of 1933.

Ilene Steinberg

By: /s/ Ilene D. Steinberg
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